Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 6, 2004 in the Registration Statement on Form S-4 and related Prospectus of US Unwired Inc. for the registration of $125,000,000 aggregate principal amount of its Series B First Priority Senior Secured Floating Rate Notes Due 2010 and $235,000,000 aggregate principal amount of its 10% Series B Second Priority Senior Secured Notes Due 2012.

/s/ Ernst & Young LLP

Houston, Texas

July 8, 2004